UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

PGIM Private Credit Fund

(Exact name of Registrant as specified in its charter)

Delaware	814-01582	88-1771414
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Broad Street Newark, New Jersey	07102-4410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 802-5032

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On October 30, 2023 (the “Closing Date”), PGIM Private Credit Fund (the “Fund”), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with Sumitomo Mitsui Banking Corporation (“SMBC”).

The Revolving Credit Facility is secured by substantially all of the assets in the Fund’s portfolio, including cash and cash equivalents. The stated interest rate on the Revolving Credit Facility is determined pursuant to a formula-based calculation based on the gross borrowing base at the time, resulting in a stated interest rate, depending on the type of borrowing, of either (a) Term Secured Overnight Financing Rate (“SOFR”) plus a 10 basis point credit spread adjustment and an applicable margin equal to 2.125% per annum or 2.25% per annum, or (b) Alternate Base Rate plus a 10 basis point credit spread adjustment and an applicable margin equal to 1.125% per annum or 1.25% per annum in respect of USD borrowings and comparable rates in respect of non-USD borrowings.

The initial principal amount of the Revolving Credit Facility is $150 million. The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Revolving Credit Facility to up to $350 million. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is five years after the Closing Date of the Revolving Credit Facility.

In connection with the Revolving Credit Facility, the Fund has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Revolving Credit Facility contains customary events of default for similar financing transactions, including if a change of control of the Fund occurs. Upon the occurrence and during the continuation of an event of default, the lenders may declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable.

Borrowings under the Revolving Credit Facility (and the incurrence of certain other permitted debt) are subject to compliance with a borrowing base that applies different advance rates to different types of assets in the Fund’s portfolio. The advance rate applicable to any specific type of asset in the Fund’s portfolio depends on the relevant asset coverage ratio as of the date of determination. Borrowings under the Revolving Credit Facility are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The foregoing description is only a summary of the material provisions of the Revolving Credit Facility and is qualified in its entirety by reference to a copy of the Revolving Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Senior Secured Revolving Credit Agreement, dated as of October 30, 2023, by and among PGIM Private Credit Fund and Sumitomo Mitsui Banking Corporation as administrative agent, collateral agent, syndication agent, lead arranger and joint book runner
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGIM PRIVATE CREDIT FUND

Date: November 1, 2023	By:	/s/ Elyse M. McLaughlin
	Name:	Elyse M. McLaughlin
	Title:	Treasurer and Principal Accounting Officer